     Exhibit 10.14

(English Translation)

Share Purchase Agreement

Party A: Qingdao Hexiang Fuzhuang Ltd
Legal Representative: Zhang Junhuang
Domicile: Aolan Road, Jimo, Qingdao

Party B: Qingdao Fuhai Fangzhi Ltd
Legal Representative: Zhang
Domicile: Longhai Industial Zone, Jimo, Qingdao

Party C: Qingdao Oumei Real Estate Development Co., Ltd
Legal Representative: Zhang Weiqing
Domicile: No. 1431, Aolan Road, Jimo, Qingdao

Whereas: Weifang Qilu Guotai Ltd. Is a limited liability company (hereinafter “the company”) invested by Party A and Party B. Its registered capital is 63,764,000 million RMB. Party A’s contribution to the registered capital of the company is 43,359,500Yuan, representing a 68% of the shares. Party B’s contribution to the registered capital of the company is 20,404,500Yuan, representing a 32% of the shares.

After friendly discussion, all parties agreed that Party A and Party B will assign its own 100% of the shares amount equivalent to 40,000,100 Yuan RMB in foreign exchange to Party D. All Parties sign an agreement as follows:

1.	Proportion and Price of the Purchased Shares

Party A will sell its own 68% of the shares of Weifang Qilu Guotai Ltd equivalent to 27,200,000 Yuan RMB in foreign exchange to Party C.

Party B will sell its own 32% of the shares of Weifang Qilu Guotai Ltd equivalent to 12,800,000 Yuan RMB in foreign exchange to Party C.

2.	Payment Term

In 90 days from the date of this contract has signed, Party C shall pay Party A and Party B the full purchase price in a lump sum.

3.	Right and Responsibilities of Two Parties

Party C shall pay the total purchase price to Party A and Party B in a lump sum as stipulated in this agreement. Should Party C fail to pay off the amount, it will be liable for the responsibilities for breach of the contract.

After the full payment of the purchase price from Party C, Party A and Party B shall assist Party C in dealing with all the changing registration procedures in AIC, Tax and Foreign Exchange Bureau and other administrative departments.

4.	Breach of contract

If Party C fails to pay the purchase price according to the term prescribed in the article 3 of this agreement, Party C should pay 1/10000 of the purchase price as punishment every delay of one month to Party A, Party B and Party C. Party A and Party B are entitled to terminate the agreement and ask for the payment of damage except for the punishment when a delay of 6 months occurs.

5.	Dispute Settlement

In the event of any dispute relating to this agreement, the parties shall attempt in the first instance to resolve such dispute through friendly discussion. If the event such dispute is not resolved through discussion, the dispute shall be submitted to Qingdao Arbitration Committee according to its rules of procedure. The arbitral award is final and binding to both parties.

6.	Effective Conditions of the agreement

After formal sign and seal by all parties, the agreement comes to effect as long as the approval authority approves. The agreement has six copies. Each party holds one, the other will be submitted for approval.

Party A: Qingdao Hexiang Fuzhuang Ltd
Legal Representative: Zhang Junhuang

Party B: Qingdao Fuhai Fangzhi Ltd
Legal Representative: Zhang

Party C: Qingdao Oumei Real Estate Development Co., Ltd
Legal Representative: Zhang Weiqing

29th, Aug, 2008